                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          BRIGHAM EXPLORATION COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(I) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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


                          BRIGHAM EXPLORATION COMPANY

                           6300 Bridge Point Parkway
                            Building Two, Suite 500
                              Austin, Texas 78730

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         To Be Held on January 9, 2001

To the Common Stockholders of
 BRIGHAM EXPLORATION COMPANY:

     Notice is hereby given that a Special Meeting of Stockholders of Brigham Exploration Company, a Delaware corporation (the "Company"), will be held on Tuesday, January 9, 2001, at 1:00 p.m., local time, at the Company's offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas, for the following purposes:

     1. To consider and vote upon a proposal to approve and ratify the warrants issued by the Company in November 2000 to affiliates of Credit Suisse First Boston (USA), Inc. (formerly named Donaldson, Lufkin & Jenrette, Inc.), and to approve any future adjustments to the exercise price of such warrants pursuant to the terms of such warrants;

     2. To consider and vote upon an amendment to the Company's Certificate of Incorporation to effect a one-for-three reverse stock split of all issued shares of the Company's common stock, subject to the discretion of the Board of Directors to delay filing the amendment or not to file the amendment; and

     3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     Only common stockholders of record at the close of business on November 20, 2000 are entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.

     You are cordially invited and urged to attend the meeting, but if you are unable to attend, please sign and date the enclosed proxy and return it promptly in the enclosed self-addressed stamped envelope. A prompt response will be appreciated. If you attend the meeting, you may vote in person, if you wish, whether or not you have returned your proxy. In any event, a proxy may be revoked at any time before it is exercised.

                                   BY ORDER OF THE BOARD OF DIRECTORS



                                   DAVID T. BRIGHAM
                                   Secretary


December 13, 2000
Austin, Texas

                          Brigham Exploration Company
                           6300 Bridge Point Parkway
                            Building Two, Suite 500
                              Austin, Texas 78730

                                PROXY STATEMENT
                                      For
                        SPECIAL MEETING OF STOCKHOLDERS
                         To Be Held on January 9, 2001

                            SOLICITATION OF PROXIES


                                    GENERAL

Solicitation and Revocability of Proxies

   This proxy statement is furnished to holders of Brigham Exploration Company ("Brigham" or the "Company") common stock, $0.01 par value ("Common Stock"), in connection with the solicitation of proxies on behalf of the Board of Directors of Brigham for use at a Special Meeting of Stockholders of Brigham to be held on Tuesday, January 9, 2001, at 1:00 p.m., local time, at Brigham's offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas, and at any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders.

   Shares represented by a proxy in the form enclosed, duly signed, dated and returned to Brigham and not revoked, will be voted at the meeting in accordance with the directions given, but in the absence of directions to the contrary, such shares will be voted (i) for approval and ratification of the warrants to purchase Brigham common stock that were issued to two affiliates of Credit Suisse First Boston (USA), Inc. (formerly named Donaldson, Lufkin & Jenrette, Inc.) in November 2000, and approval of any future adjustments to the exercise price of such warrants pursuant to the terms of such warrants, (ii) for the amendment to Brigham's Certificate of Incorporation to effect a one-for-three reverse stock split of all issued shares of the Company's common stock, subject to the discretion of the Board of Directors to delay filing the amendment or not to file the amendment, and (iii) in accordance with the best judgment of the persons voting on any other proposals that may come before the meeting. The Board of Directors knows of no other matters, other than those stated in the foregoing notice, to be presented for consideration at the meeting or any adjournment(s) thereof. If, however, any other matters properly come before the meeting or any adjournment(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the enclosed proxy may also, if it is deemed to be advisable, vote such proxy to adjourn the meeting from time to time.

   Any stockholder executing and returning a proxy has the power to revoke it at any time before it is voted by delivering to the Secretary of Brigham, 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730, a written revocation thereof or by duly executing a proxy bearing a later date. Any stockholder attending the Special Meeting of Stockholders may revoke his proxy by notifying the Secretary at such meeting and voting in person. Attendance at the Special Meeting will not by itself revoke a proxy.

   The approximate date on which this proxy statement and the form of proxy are intended to be released to stockholders is December 18, 2000.

   The cost of soliciting proxies will be borne by Brigham. Solicitation may be made, without additional compensation, by directors, officers and regular employees of Brigham in person or by mail, telephone or telegram. Brigham may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock held of record by such persons, and Brigham will reimburse the forwarding expense. All costs of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by Brigham.

Shares Outstanding and Voting Rights

   The close of business on November 20, 2000 is the record date for determination of stockholders entitled to notice of and to vote at the meeting or any adjournment(s) thereof. The only voting security of Brigham outstanding which is entitled to vote at the meeting is the Common Stock, each share of which entitles the holder thereof to one vote. At the record date for the meeting, there were outstanding and entitled to be voted 15,977,543 shares of Common Stock.

   The affirmative vote of a majority of the votes cast at the Special Meeting will be required for approval of Proposal One. Thus, any abstentions, "broker non-votes" (shares held by brokers or nominees as to which they have no discretionary authority to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon) or other limited proxies will have no effect on the proposal regarding the Warrants. Holders of approximately 52% of the outstanding Common Stock as of November 20, 2000 have agreed, in a Voting Agreement dated October 31, 2000, to vote in favor of Proposal One.

   The affirmative vote of a majority of the shares of outstanding Common Stock is necessary to approve Proposal Two. Thus, any abstentions, "broker non-votes" or other limited proxies will have the effect of a vote against Proposal Two.


   Stockholders have no dissenters' rights or rights of appraisal under Delaware law or Brigham's Certificate of Incorporation or bylaws in connection with Proposal One or Proposal Two.

Security Ownership of Certain Beneficial Owners and Management

   The table below sets forth information concerning (i) the only persons known by Brigham, based upon statements filed by such persons pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to own beneficially in excess of 5% of the Common Stock as of November 29, 2000, and (ii) the shares of Common Stock beneficially owned, as of November 29, 2000 (except as noted for Mr. Glass), by each current director of Brigham, each executive officer listed in the Summary Compensation Table included in Brigham's proxy statement related to its 2000 annual meeting of stockholders, and all current directors and executive officers of Brigham as a group. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.

                                                                                        Common Stock
                                                                                   Beneficially Owned (1)
                                                                                   ----------------------
                                                                                      Number     Percent
                        Name and Address of Beneficial Owner                        of Shares   of Class
       -----------------------------------------------------------------------     ----------   --------
       Credit Suisse First Boston (2) (16)...................................       6,666,667    29.44%
         Uetlibergstrasse 231
         P.O. Box 900
         H-8045 Zurich, Switzerland
       Shell Capital Inc. (3)................................................       5,480,769    25.54%
         910 Louisiana, Room 4555D
         Houston, Texas  77002-2463
       General Atlantic Partners, L.L.C. (4) (16)............................       4,107,956    25.20%
         3 Pickwick Plaza
         Greenwich, Connecticut  06830
       Ben M. and Anne L. Brigham (5) (16)...................................       3,719,892    23.28%
         6300 Bridge Point Parkway, Building Two, Suite 500
         Austin, Texas  78730
       Resource Investors Management Company (6).............................       1,754,464    10.98%
         600 Travis Street, Suite 6875
         Houston, Texas  77002
       Veritas DGC Land, Inc.................................................       1,211,580     7.58%
         3701 Kirby Drive, Suite 112
         Houston, Texas  77098-3982

                                                                                        Common Stock
                                                                                   Beneficially Owned (1)
                                                                                   ----------------------
                                                                                      Number     Percent
                        Name and Address of Beneficial Owner                        of Shares   of Class
       -----------------------------------------------------------------------     ----------   --------
       David T. Brigham (7)..................................................         146,296         *
       Curtis F. Harrell (8).................................................          30,298         *
       A. Lance Langford (9).................................................          90,265         *
       Karen E. Lynch (10)...................................................          46,625         *
       Harold D. Carter (11) (16)............................................         315,193      1.97%
       Alexis M. Cranberg (12)...............................................             300         *
       Stephen P. Reynolds (13)..............................................             300         *
       Steven A. Webster (2).................................................              --        --
       Jon L. Glass (14).....................................................          66,964         *
       All current directors and executive officers as a group (12 persons)
        (15) (16)............................................................       4,407,169     27.35%

______________________________
* Represents less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or disposition power with respect to securities.

(2) On November 3, 2000, Credit Suisse First Boston (USA), Inc. (formerly named Donaldson, Lufkin & Jenrette, Inc.) ("CSFB-USA") became an indirect, wholly-owned subsidiary of Credit Suisse First Boston, a Swiss bank (the "Bank"). The Bank, on behalf of itself and its subsidiaries, to the extent that they constitute a part of the Credit Suisse First Boston Business unit (the "CSFB business unit"), beneficially owns 6,036,667 shares of Common Stock issuable upon the exercise of currently exercisable warrants held by DLJ MB Funding III, Inc. ("DLJ MB Funding") and 630,000 shares of Common Stock issuable upon exercise of currently exercisable warrants held by DLJ ESC II, L.P. ("DLJ ESC"). DLJ MB is an indirect, wholly-owned subsidiary of CSFB-USA. The managing general partner of DLJ ESC is also an indirect, wholly-owned subsidiary of CSFB-USA. The ultimate parent company of the Bank is Credit Suisse Group ("CSG"). Due to the separate management and independent operation of its business units, CSG disclaims beneficial ownership of the reported Common Stock that is beneficially owned by its direct and indirect subsidiaries, including the CSFB business unit. The CSFB business unit disclaims beneficial ownership of shares of Common Stock beneficially owned by CSG and any of CSG's and the Bank's other business units. Steven A. Webster is a Managing Director of Global Energy Partners, Ltd., a merchant banking affiliate of the CSFB Affiliates.

(3) Consists of shares of Common Stock issuable upon the exercise of currently exercisable warrants to purchase 5,480,769 shares of Common Stock, calculated based on Brigham's $75 million of outstanding borrowings under its senior credit facility as of November 29, 2000.

(4) Includes 2,679,418 shares held by General Atlantic Partners III, L.P. ("GAP III"); and 127,725 shares held by GAP-Brigham Partners, L.P. ("GAP-Brigham") and 975,610 shares held by GAP Coinvestment Partners II, L.P. ("GAP Coinvestment") and shares of stock issuable upon the exercise of 325,203 currently exercisable warrants held by GAP Coinvestment. Stephen P. Reynolds is the general partner and a limited partner in GAP-Brigham, President of GAP III Investors, Inc., the general partner of GAP III, and a limited partner of GAP Coinvestment.

(5) Includes 1,830,514 shares owned by Ben M. Brigham and 1,821,010 shares and 100 shares of Common Stock issuable upon exercise of certain vested stock options owned by Anne L. Brigham, who are husband and wife; 27,022 shares owned by Ben M. Brigham and Anne L. Brigham as Trustees under Brigham Parental Trust I; 28,246 shares owned by Ben M. Brigham and Anne L. Brigham as Trustees under Brigham Parental Trust II; and 13,000 shares held by David T. Brigham, as custodian for each of Mr. and Mrs. Brigham's four children under the Texas Uniform Transfers to Minors Act.

(6) Includes 612,308 shares held by RIMCO Partners, L.P. II, 307,031 shares held by RIMCO Partners, L.P. III and 835,125 shares held by RIMCO Partners, L.P. IV (collectively, the "RIMCO Partnerships"). Resource Investors Management Company ("RIMCO") is the general partner of each of the RIMCO Partnerships. The general partner of RIMCO is RIMCO Associates, Inc.

(7) Includes 44,643 shares of vested restricted stock; 62,653 shares of unvested restricted stock; 13,000 shares held as a custodian under the Texas Uniform Transfers to Minors Act for the children of Ben M. Brigham and Anne L. Brigham; 2,000 shares gifted by Ben M. Brigham and Anne L. Brigham; and 24,000 shares of Common Stock issuable upon exercise of certain vested stock options.

(8) Includes 249 shares held indirectly by R. Chaney Partners III L.P.; 49 shares held indirectly by R. Chaney Partners IV L.P.; and 30,000 shares of Common Stock issuable upon exercise of certain vested stock options.

(9) Includes 59,491 shares of unvested restricted stock; and 26,000 shares of Common Stock issuable upon exercise of certain vested stock options.

(10) Includes 20,000 shares of unvested restricted stock; and 26,000 shares of Common Stock issuable upon exercise of certain vested stock options.

(11) Includes 300 shares of Common Stock issuable upon exercise of certain vested stock options.

(12) Includes 300 shares of Common Stock issuable upon exercise of certain vested stock options. Alexis Cranberg is the President of Aspect Resources LLC ("Aspect"). As such, Mr. Cranberg may be deemed to share voting and investment power with respect to 487,805 shares of Common Stock held by Aspect and 162,602 shares of Common Stock issuable upon the exercise of currently exercisable warrants held by Aspect. Mr. Cranberg disclaims beneficial ownership of shares owned by Aspect except to the extent of his pecuniary interest therein.

(13) Includes 300 shares of Common Stock issuable upon exercise of certain vested stock options. Stephen P. Reynolds is the general partner and a limited partner in GAP-Brigham, President of GAP III Investors, Inc., the general partner of GAP III, and a limited partner of GAP Coinvestment. As such, Mr. Reynolds may be deemed to share voting and investment power with respect to the 2,679,418 shares held by GAP III, 127,725 shares held by GAP-Brigham and 975,610 shares held by GAP Coinvestment and 325,203 shares of Common Stock issuable upon the exercise of currently exercisable warrants held by GAP Coinvestment. Mr. Reynolds disclaims beneficial ownership of shares owned by GAP III, GAP-Brigham, and GAP Coinvestment except to the extent of his pecuniary interest therein.

(14) Includes 66,964 shares of vested restricted stock. Mr. Glass served as Brigham's Vice President of Exploration and a Director until September 30, 1999. Beneficial ownership shown for Mr. Glass is as of February 4, 2000, the most recent date for which Brigham has such information.

(15) Includes 136,900 shares of Common Stock issuable upon exercise of certain vested stock options.

(16) The following Brigham shareholders, owning an aggregate of 8,305,243 shares of Common Stock, have agreed with the CSFB Affiliates, pursuant to a Voting Agreement dated October 31, 2000, to vote at the Special Meeting to approve the Warrants and any future adjustments to the exercise price of the Warrants pursuant to the terms thereof: Ben M. and Anne L. Brigham, Harold
     D. Carter, General Atlantic Partners III, L.P., GAP-Brigham Partners, L.P., GAP Coinvestment Partners II, L.P. and Aspect Resources, LLC. The table above does not reflect any deemed shared voting power of such 8,305,243 shares.

                                 PROPOSAL ONE

                   APPROVAL AND RATIFICATION OF THE WARRANTS

General

     To ensure compliance with a stockholder approval rule of the Nasdaq Stock Market, Brigham is seeking stockholder approval and ratification of the warrants to purchase Common Stock (the "Warrants") that were issued in November 2000 to DLJ MB Funding III, Inc. and DLJ ESC II, L.P. (the "CSFB Affiliates"), which are indirect, wholly-owned subsidiaries of Credit Suisse First Boston (USA), Inc. (formerly named Donaldson, Lufkin & Jenrette, Inc.), and approval of any future adjustments to the exercise price of the Warrants pursuant to the terms of the Warrants. Brigham agreed with the CSFB Affiliates to convene a special meeting of stockholders for this purpose. The following Brigham shareholders, owning an aggregate of 8,305,243 shares of Common Stock, have agreed, pursuant to a Voting Agreement dated October 31, 2000, to vote for in favor of such matters: Ben M. and Anne L. Brigham, Harold D. Carter, General Atlantic Partners III, L.P., GAP-Brigham Partners, L.P., GAP Coinvestment Partners II, L.P. and Aspect Resources, LLC.

     The issuance of the Warrants was part of a series of financing agreements that Brigham announced on November 2, 2000. The agreements provided funding (i) to repurchase all subordinated debt and equity securities in Brigham held by affiliates of Enron North America (the "Enron Affiliates") at a substantial discount, and (ii) to continue Brigham's planned drilling program into 2001. Brigham raised an aggregate of $40 million in these financing transactions through the issuance of (i) $20 million in new subordinated notes and warrants to purchase Brigham common stock to Shell Capital Inc., and (ii) $20 million in new mandatorily redeemable preferred stock designated as Series A Preferred (the "Series A Preferred Stock") and the Warrants to the CSFB Affiliates. With a portion of the proceeds from these two financing transactions, Brigham purchased all of the Enron Affiliates' interests in Brigham, which included (i) $51.2 million of outstanding senior subordinated notes due 2003 (which bore interest at annual rates of 12% to 14%) and associated accrued interest obligations, (ii) warrants to purchase one million shares of common stock at $2.43 per share, and
(iii) 1,052,632 shares of common stock (collectively, the "Enron Securities"), for total cash consideration of $20 million. The remaining approximate $17.5 million in net capital availability raised from these financing transactions after the repurchase of the Enron Securities and the payment of estimated fees and expenses will be used by Brigham to fund its planned drilling program into 2001. Brigham's stock price had traded at or below $3.00 per share for over 120 consecutive trading days prior to negotiation of the financing agreements with Shell Capital and the CSFB Affiliates.

Description of the Warrants

  General

     The Warrants entitle the holders thereof to purchase an aggregate of 6,666,667 shares of Common Stock (the "Warrant Shares") at an exercise price of $3.00 per share. The exercise price of the Warrants is payable either in cash or in shares of the Series A Preferred Stock, valued at liquidation value plus accrued dividends. The Warrants will expire on November 1, 2010 (the "Warrant Expiration Date"). The warrantholders are entitled to exercise all or a portion of their Warrants at any time after issuance of the Warrants and on or prior to the Warrant Expiration Date, at which time all unexercised Warrants will expire. The Warrants must be exercised, if Brigham so requires, in the event that the Common Stock trades at or above $5.00 per share for 60 consecutive trading days. If Brigham requires exercise of the Warrants, proceeds from the exercise of the Warrants will be used to fund the redemption of a similar value of then-outstanding Series A Preferred Stock. Subject to restrictions relating to the Securities Act of 1933, the Warrants are transferable.

  Mergers, Consolidations of Brigham; Anti-Dilution Adjustments

     In case of any reclassification or change of outstanding securities issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination to which a separate provision applies), or in case of any consolidation or merger of Brigham with or into any entity or other person (other than a merger with another entity or other person in which Brigham is the surviving corporation and which does not result in any reclassification or change in the securities issuable upon exercise of the Warrants), provision must be made for warrantholders to receive, upon the exercise of Warrants and in lieu of Warrant Shares, such securities or assets as would be issued or paid in respect of shares of Common Stock upon such reclassification, change, consolidation or merger.

     If Brigham declares a dividend on its Common Stock payable in stock or other securities of Brigham to the holders of its Common Stock, the warrantholders will be entitled to receive upon any exercise of a Warrant, in addition to Warrant Shares, the number of shares of stock or other securities which such holder would have been entitled to receive if he had been a holder immediately prior to the record date for such dividend (or, if no record date was established, the payment date for such dividend) of the number of Warrant Shares purchasable on exercise of such Warrant immediately prior to such record date or payment date, as the case may be.

     The number of Warrant Shares issuable upon exercise of a Warrant will also be adjusted in the event of a combination or subdivision of the Common Stock.

  Exercise Price Adjustments; Resulting Warrant Share Adjustments

     Common Stock Issuances.  If Brigham issues any additional shares of Common
     ----------------------
Stock, otherwise than as described above under "Mergers, Consolidations of Brigham; Anti-Dilution Adjustments," at a price per share less than the average price per share of Common Stock for the 20 trading days immediately preceding the date of the authorization of such issuance by the Board of Directors or compensation committee of Brigham (the "Market Price"), then upon each such issuance the exercise price of the Warrants will be adjusted. The new exercise price will be determined by multiplying the current exercise price by the following fraction:

          (A) the sum of (i) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock multiplied by the Market Price, and (ii) the consideration, if any, received by Brigham upon the issuance of such additional shares of Common Stock, divided by

          (B) the Market Price multiplied by the total number of shares of Common Stock outstanding immediately after the issuance of such additional shares of Common Stock.

No such adjustments of the exercise price will be made upon the issuance of any additional shares of Common Stock that:

     . are issued pursuant to any grant or award made prior to the Warrant issuance date under any thrift plan, stock purchase plan, stock bonus plan, stock option plan, employee stock ownership plan, incentive or profit sharing arrangement or other benefit or compensation plan for the benefit of Brigham's officers, directors and/or employees ("Employee Benefit Plans") that has been approved by Brigham's Board of Directors or its compensation committee and that otherwise would cause an adjustment;

     . are issued pursuant to any grant or award made on or after the Warrant issuance date under any Employee Benefit Plan if the "Market Price" of any such issuance is not less than the lesser of the Market Price as determined above and the "Fair Market Value", as defined under the applicable Employee Benefit Plan, on the date of Board or compensation committee authorization;

     . are issued pursuant to any Common Stock Equivalent (as defined under the following heading) (i) if upon the issuance of any such Common Stock Equivalent, any such adjustments shall previously have been made pursuant to provisions described in the following paragraph, (ii) if no adjustment was required pursuant to the provisions described in the following paragraph, or (iii) if such Common Stock Equivalent was issued prior to the date the Warrant was issued;

     .    are issued pursuant to a public offering by Brigham; or

     . results in an adjustment pursuant to provisions described below under "-- Special Adjustments."

     Common Stock Equivalent Issuances.  If Brigham issues any security or
     ---------------------------------
evidence of indebtedness which is convertible into or exchangeable for Common Stock ("Convertible Security"), or any warrant, option or other right to subscribe for or purchase Common Stock or any Convertible Security, other than pursuant to Employee Benefit Plans (together with Convertible Securities, "Common Stock Equivalent"), then the exercise price upon each such issuance will be adjusted if the consideration received and receivable by Brigham per share of Common Stock for the issuance of such additional shares of Common Stock pursuant to such Common Stock Equivalent is less than the Market Price. If an adjustment is to be made, it will be made as set forth under the preceding heading on the basis that:

          (i) the maximum number of additional shares of Common Stock issuable pursuant to all such Common Stock Equivalents will be deemed to have been issued as of the date of issuance of such Common Stock Equivalent; and

          (ii) the aggregate consideration for such maximum number of additional shares of Common Stock will be deemed to be the minimum consideration received and receivable by Brigham for the issuance of such additional shares of Common Stock pursuant to such Common Stock Equivalent.

No such adjustment of the exercise price will be made upon the issuance of any Convertible Security which is issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any adjustment previously has been made in the exercise price then in effect upon the issuance of such warrants or other rights pursuant to the provisions described under this heading. In addition, no adjustment shall be made under the provisions described under this heading (a) if an adjustment is to be made under the provisions described under the following heading or (b) as a result of adjustment in the exercise or conversion price of Common Stock Equivalents, if those adjustments occur by the terms of such Common Stock Equivalents. Appropriate readjustments to the purchase price will be made upon the expiration of the right to convert, exchange or exercise any Common Stock Equivalent if any such Common Stock Equivalent has not been converted, exercised or exchanged.

     Special Adjustments.  Until November 1, 2002, special exercise adjustment
     -------------------
provisions will apply. If during that time Brigham issues any additional shares of Common Stock at a price per share less than the current Warrant exercise price, then the Warrant exercise price will be adjusted to equal the per share purchase price of the newly-issued Common Stock. These adjustment provisions do not apply to Common Stock issued pursuant to any Employee Benefit Plan or pursuant to any Common Stock Equivalent outstanding as of the Warrant issuance date, nor to any issuance of Common Stock for which an adjustment was previously made under the provisions described in the next paragraph.

     If before November 1, 2002, Brigham issues any Common Stock Equivalents and the exercise price of such Common Stock Equivalents is less than the Warrant exercise price then in effect, then the Warrant exercise price will be adjusted to equal the exercise price of the new Common Stock Equivalents. The exercise price of the new Common Stock Equivalents will be determined by dividing

          (A) the total amount, if any, received or receivable by Brigham as consideration for the issuance of such Common Stock Equivalents, plus the minimum aggregate amount of additional consideration payable to Brigham upon the exercise, conversion or exchange of such Common Stock Equivalents, plus, in the case of any such Common Stock Equivalents which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to Brigham upon the conversion or exchange of such Convertible Securities, by

          (B) the total maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Common Stock Equivalents.

     Resulting Adjustments to Number of Warrant Share Adjustments.
     ------------------------------------------------------------

     Upon each adjustment of the Warrant exercise price as a result of the calculations described in this "Exercise Price Adjustments; Resulting Warrant Share Adjustments" section, the number of Warrant Shares issuable upon exercise of a Warrant will be adjusted to the following number:

          (A) the product of (i) the number of shares covered by the Warrants immediately prior to such adjustment of the number of shares and (ii) the Warrant exercise price in effect immediately prior to such adjustment of the exercise price; divided by

          (B) the Warrant exercise price in effect immediately after such adjustment of the exercise price.

  Reports

     Brigham will cause to be delivered, by first-class mail, postage prepaid, to the warrantholders a copy of any reports delivered by Brigham to the holders of Common Stock. Warrantholders also will (i) receive prior notice of any proposed board action, receive reasonable notice of and have the right to attend at its sole discretion any meeting of Brigham's Board of Directors, (ii) receive, promptly after they are produced, all management reports and management accounts relating to Brigham and (iii) upon reasonable notice, have access to the books and records of Brigham, including statutory books, minute books, and customer lists.

Effect of the Warrants on Existing Stockholders

     Following the issuance of the Warrants, the existing holders of the Common Stock, other than the Enron Affiliates, continued to own the shares of Common
Stock owned by them prior to the financing transactions.   As a result of the
collective financing and repurchase transactions with the CSFB Affiliates, Shell Capital and the Enron Affiliates, the number of shares of Brigham common stock outstanding decreased from approximately 17.0 million shares to 16.0 million shares on November 1, 2000, while its number of fully-diluted shares outstanding (including all stock options and warrants to purchase common stock) increased from approximately 26.7 million shares to 32.5 million shares on November 1,
2000.   As of November 1, 2000, if the CSFB Affiliates had exercised the
Warrants, they would collectively own approximately 30% of the outstanding
Brigham Common Stock.   Following any such exercise, the CSFB Affiliates would
have the ability to influence the outcome of any stockholder vote. Therefore, after any exercise of the Warrants, the CSFB Affiliates may be in a position to influence the timing and the terms upon which any acquisition or other business combination involving Brigham may occur.

Nasdaq Approval Requirement

     Under the rules of the Nasdaq Stock Market, Inc., companies that are listed on the Nasdaq National Market must obtain stockholder approval prior to issuing shares of common stock, or securities convertible into common stock, equal to 20% or more of the common stock outstanding prior to the issuance for less than
the greater of book or market value of the stock.   As described under
"Description of the Warrants -- Exercise Price Adjustments" above, the exercise price of the Warrants could be adjusted downward in the future as a result of the economic antidilution provisions included in the Warrants. To ensure that any such downward adjustment to the exercise price of the Warrants pursuant to their terms does not cause a violation of the "less than market value" Nasdaq rule in the future, Brigham and the CSFB Affiliates agreed to include a provision in the Warrants making adjustment to the exercise price that would require stockholder approval pursuant to the Nasdaq rules subject to Brigham's
obtaining such requisite approval.   The CSFB Affiliates required Brigham to
agree that, prior to obtaining stockholder approval of the Warrants, it will not take any action that would cause an adjustment, pursuant to the terms of the Warrants, to the Warrants' exercise price but for this provision in the Warrants.

     Brigham is seeking stockholder approval of the Warrants and the exercise price adjustments pursuant to the Warrants' terms in order to satisfy the "less than market value" Nasdaq stockholder approval requirement that would be triggered by a downward adjustment of the Warrants' exercise price. If stockholder approval is not obtained, because of its contractual prohibition on taking action that might cause an exercise price adjustment, Brigham would be limited in its ability to issue stock and other securities in negotiated transactions or for compensatory purposes to the extent that such issuances would trigger the Warrant's exercise price adjustments.

Interest of Certain Persons

     Pursuant to the terms of the securities purchase agreement related to the Warrants and the Series A Preferred Stock, the holders of the Series A Preferred Stock have the right to designate one member to Brigham's board of directors. As a result, Steven A. Webster joined the board of directors of Brigham contemporaneously with the issuance of the Series A Preferred Stock, increasing
the number of Brigham directors from six to seven members.   Mr. Webster is a
Managing Director of Global Energy Partners, Ltd., a merchant banking affiliate of Credit Suisse First Boston (USA), Inc. (formerly named Donaldson, Lufkin &
Jenrette, Inc.).   The CSFB Affiliates are affiliates of Credit Suisse First
Boston (USA), Inc.

     The Board of Directors recommends that stockholders vote FOR the proposal to approve and ratify the Warrants, and approval of any future adjustments to the exercise price of the Warrants pursuant to the terms of the Warrants.

                                 PROPOSAL TWO

        APPROVAL OF AMENDMENT TO BRIGHAM'S CERTIFICATE OF INCORPORATION
TO IMPLEMENT A ONE-FOR-THREE REVERSE STOCK SPLIT, SUBJECT TO THE DISCRETION
OF THE BOARD OF DIRECTORS TO DELAY FILING THE AMENDMENT (FOR A PERIOD OF UP TO NINE MONTHS FROM THE DATE OF THE SPECIAL MEETING) OR NOT TO FILE THE AMENDMENT

General

     Brigham's Board of Directors has adopted resolutions to approve, and to submit to stockholders for approval, a one-for-three reverse stock split of Brigham's issued shares of Common Stock, $.01 par value, on the basis of one new share of Common Stock for each three shares of presently issued Common Stock. This action would be effected by an amendment to Brigham's Certificate of Incorporation, as amended (the "Certificate of Incorporation").

     If the proposed amendment to the Certificate of Incorporation effecting the reverse stock split of shares of Common Stock is approved and the Board of Directors decides to implement the reverse stock split, a Certificate of Amendment amending the Certificate of Incorporation would be filed with the Secretary of State of the State of Delaware. The amendment and the proposed reverse stock split would become effective as of the date of such filing or such later date as is specified in the filing (the "Effective Date"). The Board of Directors is seeking stockholder approval for the one-for-three reverse stock split at this time in order to provide it flexibility in the event that the Board determines that it is in the best interest of the stockholders to implement the reverse stock split due to market or other conditions. Notwithstanding stockholder approval of the reverse stock split, the Board of Brigham may elect not to file, or elect to delay the filing of, the reverse stock split amendment, if the Board determines that filing such amendment would not be advisable. The actual timing of such filing (and whether such filing is made) will be determined by the Board based upon their evaluation as to when such action will be most advantageous to Brigham and its stockholders. In addition, the Board may make any and all changes to the reverse stock split amendment that it deems necessary to give effect to the intent and purpose of the one-for-three reverse stock split. In the event the Board decides to implement the reverse stock split, it will notify the stockholders by a public announcement in advance of the Effective Date.

Principal Effects of the Proposed Reverse Stock Split

     If the reverse stock split is approved by the stockholders and implemented by the Board, at the Effective Date each three (3) shares of Common Stock issued will automatically be reclassified and converted into one (1) share of Common Stock. The authorized number of shares will remain the same. Any fractional interest resulting from such reclassification will be paid for upon exchange of the outstanding certificates based upon the average of the high and low price for the Common Stock on the date immediately preceding the Effective Date as reported in The Wall Street Journal's listing for such day. Other than adjusting the total number of shares issued, adoption of the one-for-three reverse stock split will result in no other material changes to ownership of the Common Stock. The voting rights and other privileges that each share of Common Stock enjoy before the proposed one-for-three reverse stock split will be the same following the one-for-three reverse stock split. Each stockholder will hold the same percentage of Common Stock outstanding immediately following the one-for-three reverse stock split each stockholder did immediately prior to the one-for-three reverse stock split, except that the reverse stock split may result in an immaterial adjustment due to the purchase of any fractional shares of Common Stock that result from the reverse stock split. See "Exchange of Stock Certificate; No Fractional Shares."

     The number of shares of Common Stock that may be purchased upon the exercise of outstanding options, warrants and conversion rights convertible into Common Stock or exercisable or exchangeable for shares of Common Stock (collectively, "Convertible Securities") and the per share exercise or conversion prices thereof will be adjusted appropriately as of the Effective Date so that the aggregate number of shares of Common Stock issuable in respect of Convertible Securities immediately following the Effective Date will be one-third (without taking into account the effect of rounding up) of the number issuable in respect thereof immediately prior to the Effective Date and the total exercise or conversion prices for all of such shares issuable in respect of Convertible Securities will be tripled. For example, a holder of a stock option to purchase 1,000 shares of Common Stock at an exercise price of $1.00 per share prior to the Effective Date will be the holder of a stock option to purchase 333 shares of Common Stock at an exercise price of $3.00 per share at the Effective Date. The number of shares of Common Stock reserved for issuance under an option or incentive plan would also be reduced after the Effective Date to one-third of the number reserved for issuance under an option plan prior to the Effective Date.

     In addition to Common Stock, the Certificate of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $.01 par value. At November 29, 2000, there were issued and outstanding 1,000,000 shares of Series A Preferred Stock. The authorized and outstanding number of shares of preferred stock, and the par value thereof, will not change as a result of this Proposal Two.

     The one-for-three reverse stock split may result in some stockholders owning "odd lots" of less than 100 shares of Common Stock received as a result of the one-for-three reverse stock split. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

     The par value of the Common Stock will remain at $0.01 per share following the one-for-three reverse stock split, and the number of shares of the Common Stock outstanding will be reduced. As a consequence, the aggregate par value of the outstanding Common Stock will be reduced, while the aggregate capital in excess of par value attributable to the outstanding Common Stock for statutory and accounting purposes will be correspondingly increased. The one-for-three reverse stock split will not affect the Company's total stockholders' equity. If the one-for-three reverse stock split is implemented, all share and per share information would be retroactively adjusted following the Effective Date to reflect the one-for-three share reverse stock split for all periods presented in future filings by Brigham with the Securities and Exchange Commission.

Reasons For The Potential Reverse Stock Split

     The Board of Directors believes that the relatively low per share market price of the Common Stock impairs the acceptability of the Common Stock to certain institutional investors and other members of the investing public. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the Common Stock, the type of investor who acquires it, or Brigham's reputation in the financial community. In practice this is not necessarily the case since many institutional investors look upon low-priced stock as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks.

     Further, the Board of Directors believes that the current per-share level of the Common Stock has reduced the effective marketability of the shares because of the reluctance of many leading brokerage firms to recommend low-priced stock to their clients. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of low-priced stock unattractive to brokers from an economic standpoint. Additionally, the structure of trading commissions also tends to have an adverse impact upon holders of low-priced stock because the brokerage commission on a sale of low-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced stock.

     The proposed reverse stock split is intended to result in a higher per share market price for Brigham's Common Stock. However, many factors beyond Brigham's control will affect the ultimate market trading price, and Brigham cannot assure you that the market price of the Common Stock after the proposed reverse stock split will approximate three times the market price before the proposed reverse stock split, or that such price will either exceed or remain in excess of the current market price. Further, the effect of the proposed reverse stock split and the resulting decrease in the number of shares of Common Stock on the market could adversely affect the trading value of such Common Stock if there is not a corresponding increase in the per share price level for such stock following the one-for-three reverse stock split. Trading liquidity could therefore be affected adversely by the reduced number of shares of common stock outstanding after the proposed reverse stock split.

     If the one-for-three reverse stock split is adopted and implemented, the authorized number of shares will remain the same. The Board believes that the availability of additional shares may be beneficial to Brigham in the future. The availability of additional authorized shares will allow the Board to issue shares for corporate purposes, if appropriate opportunities should arise, without further action by stockholders or the time delay involved in obtaining stockholder approval (unless approval is required by law or regulation or the rules of The Nasdaq Stock Market). Such purposes could include share issuances for future acquisitions of other businesses or meeting requirements for working capital or capital expenditures through the issuance of shares. To the extent that any additional shares (or securities convertible into Common Stock) may be issued on other than a pro rata basis to current stockholders, the present ownership position of current stockholders may be diluted. The Common Stock has no preemptive rights. In addition, if another party should seek to acquire or take over control of Brigham, and the Board does not believe such transaction is in the best interest of Brigham and its stockholders, some or all of the authorized shares could be issued to another party to try to block such transaction.

Exchange Of Stock Certificates; No Fractional Shares

     If the one-for-three reverse stock split is adopted and implemented, the combination and reclassification of shares of Common Stock pursuant to the one-for-three reverse stock split will occur automatically on the Effective Date without any action on the part of stockholders of Brigham and without regard to the date certificates representing shares of Common Stock prior to the one-for-three reverse stock split are physically surrendered for new certificates. Every three (3) shares of issued Common Stock would be converted and reclassified into one (1) share of post-one-for-three reverse stock split Common Stock. Any fractional interest resulting from such reclassification will be paid for upon exchange of the outstanding certificates based upon the average of the high and low price for the Common Stock on the date immediately preceding the Effective Date as reported in The Wall Street Journal's listing for such day.

     If the one-for-three reverse stock split is adopted and implemented, as soon as practicable after the Effective Date, transmittal forms will be mailed to each holder of record of certificates for shares of Common Stock to be used in forwarding such certificates for surrender and exchange for certificates representing the number of shares of Common Stock such stockholder is entitled to receive as a consequence of the one-for-three reverse stock split. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of such transmittal form, each stockholder should surrender the certificates representing shares of Common Stock prior to the one-for-three reverse stock split in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates representing the whole number of shares of Common Stock that such stockholder holds as a result of the one-for-three reverse stock split. No scrip or fractional share certificates of post-one-for-three reverse stock split Common Stock certificate will be issued in connection with the proposed reverse stock split. Stockholders who would otherwise receive fractional shares will receive, instead, the cash value for such fractional shares determined by multiplying the fractional shares by the average of the high and low bid price for Brigham's Common Stock on the Effective Date. Stockholders will not be required to pay any transfer fee or other fee in connection with the exchange of certificates. As previously stated, the Board of Directors has not determined whether it would be in Brigham's best interest to implement a reverse stock split. Therefore, stockholders should not send their stock certificates until they receive a transmittal form.

     As of the Effective Date, each certificate representing shares of Common Stock outstanding prior to the Effective Date will be deemed canceled and, for all corporate purposes, will be deemed only to evidence ownership of the number of shares of Common Stock into which the shares of Common Stock evidenced by such certificate have been converted by the one-for-three reverse stock split.

Certain Federal Income Tax Consequences

     Brigham believes that the federal income tax consequences of the one-for three reverse stock split will be as follows:

     i. No income, gain or loss will be recognized by stockholders on the surrender of their existing shares of common stock in exchange for the issuance of the new number of shares of common stock, except to the extent cash is received in lieu of fractional shares.

     ii. The tax basis of the common stock issued in the reverse stock split will equal the tax basis of the common stock exchanged therefore (less basis attributable to fractional shares surrendered for cash).

     iii. The holding period of the common stock issued in the reverse stock split will include the holding period of the original common stock if such shares were held as capital assets.

     iv. The conversion of the old common stock into the common stock issued in the reverse stock split will produce no taxable income or gain or loss to Brigham.

     The foregoing summary represents Brigham's opinion only and is based on the existing provisions of the Internal Revenue Code of 1986, as amended, and existing administrative interpretations thereof, any of which may be revised retroactively. Brigham's opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts would accept the positions expressed above.

     The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which such stockholder resides. Stockholders are urged to consult their own tax advisors with respect to the federal, state, and local tax consequences of the reverse stock split.

Registration and Trading

     Assuming the one-for-three share reverse stock split is approved and implemented, the post one-for-three reverse stock split shares of Common Stock will continue to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Brigham will continue to file periodic and current reports with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act. In addition, Brigham's post-one-for-three reverse stock split shares of Common Stock will continue to be traded on The Nasdaq National Market. Brigham intends to file all required notifications with The Nasdaq National Market to provide for continued trading (on a post-consolidated basis) in coordination with the Effective Date. Certificates representing the post-one-for-three reverse stock split shares of Common Stock will, however, contain a new CUSIP number. Further, Brigham intends to file all reports with regulatory authorities and issue a press release in the event the Board decides to implement the one-for-three reverse stock split.

     The Board of Directors unanimously recommends voting FOR the approval of the amendment to Brigham's Certificate of Incorporation to implement a one-for-three reverse stock split subject to the discretion of the Board of Directors to delay filing the amendment (for a period of up to nine months from the date of the Special Meeting) or not to file the amendment.


                    STOCKHOLDER PROPOSALS AND OTHER MATTERS

Stockholder Proposals

     It is contemplated that the Annual Meeting of Stockholders of Brigham in 2001 will take place during the second week of May 2001. Stockholder proposals for inclusion in Brigham's proxy materials for the Annual Meeting of Stockholders in 2001 must be received at Brigham's principal executive office in Austin, Texas, addressed to the Secretary of Brigham, not later than December 20, 2000.

     With respect to stockholder proposals which are not intended to be included in Brigham's proxy materials, the bylaws of Brigham provide that notice of any such stockholder proposal nominating persons for election to the Board of Directors of Brigham must be received at Brigham's principal executive office not later than 90 days prior to the annual meeting; and all other stockholder proposals must be received not less than 60 nor more than 120 days prior to the meeting.

Other Matters

     The Board of Directors of Brigham does not intend to present any other matters at the meeting and knows of no other matters which will be presented. However, if any other matters come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matters.



                                   By Order of the Board of Directors


                                   David T. Brigham
                                   Secretary
December  13, 2000
Austin, Texas

                          BRIGHAM EXPLORATION COMPANY
                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
                                JANUARY 9, 2001

     The undersigned hereby appoints Ben M. Brigham and David T. Brigham, or any of them, each with full power of substitution, to represent the undersigned at the Special Meeting of Stockholders of Brigham Exploration Company to be held at 1:00 p.m., local time, on January 9, 2001 at the Company's offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting.

                The Board of Directors recommends that you vote

                      FOR Proposal 1 and FOR Proposal 2.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRIGHAM EXPLORATION COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission and by applicable state laws.

      (Continued, and to be marked, dated and signed, on the other side)

1. Approval and ratification of the warrants issued by the Company in November 2000 to affiliates of Credit Suisse First Boston (USA), Inc. (formerly named Donaldson, Lufkin & Jenrette, Inc.), and approval of any future adjustments to the exercise price of such warrants pursuant to the terms of such warrants.

    [ ]  FOR       [ ]  AGAINST        [ ]  ABSTAIN

2. Approval of an amendment to the Company's Certificate of Incorporation to effect a one-for-three reverse stock split of all issued shares of the Company's common stock, subject to the discretion of the Board of Directors to delay filing the amendment (for a period of up to nine months from the date of the meeting) or not to file the amendment.

    [ ]  FOR       [ ]  AGAINST        [ ]  ABSTAIN

3. The transaction of such other Business as may properly come before the meeting or any adjournments or postponements of the meeting.

     Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign and promptly mail this proxy in the enclosed return envelope so that your shares may be represented at the meeting.


     The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such common stock and hereby ratifies and confirms all actions that the proxies named herein, their substitutes, or any of them, may lawfully take in accordance with the terms hereof.


Dated:___________, 200__      __________________________________________________
                              Signature(s)*

                              __________________________________________________
                              Signature if held jointly

*NOTE: Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a stockholder should give their full title. Please date the proxy.

                                       2